Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

FOR IMMEDIATE RELEASE

BakBone Software Initiates Leadership Transition

Steve Martin Named Interim CEO;

Company Expects Fiscal Fourth Quarter Bookings to be Within Guidance

SAN DIEGO, Calif. — April 8, 2010 — BakBone Software, Incorporated (OTCBB: BKBO), a leading provider of Universal Data Management solutions, today announced the Board of Directors has initiated a leadership transition program under which Steve Martin has been appointed to the additional responsibilities of Interim Chief Executive Officer effective immediately. Mr. Martin, who joined BakBone in August of 2008, will remain the Company’s CFO and succeed James R. Johnson, who has ceased to be the Company’s President and CEO and has resigned as a member of the Company’s Board effective immediately. The Board has also retained an executive search firm to initiate a search for a new President and CEO.

In addition, BakBone Software reported today that bookings for the fiscal fourth quarter ended March 31, 2010 are currently expected to be approximately $14.1 million, which would enable the Company to achieve full fiscal year bookings within the lower end of guidance of $56.5 million to $57.5 million. The Company currently has approximately $4.8 million in cash and $10.7 million in receivables as of March 31, 2010. In addition, the Company reported today that it expects to exercise its right to limit the cash component of its June 2010 obligations to Coldspark shareholders under the acquisition agreement of May 2009 to approximately $810,000. The Company intends to report fiscal fourth quarter and full year results in early June.

“We thank Jim for his contributions to BakBone over the past six years and wish him well in his future endeavors. Our focus over the next few weeks will be in getting fiscal 2011 off to a successful start, increasing our efficiencies and productivity, and maximizing the market opportunities available to our many product lines. Our team remains excited about the potential for our company in the marketplace as well as executing to that potential,” commented Mr. Martin.

About BakBone Software

BakBone Software is a leader in Universal Data Management. This provides a data-centric approach to integrating data protection, centralizing policy management and managing organizations’ messaging infrastructure to optimize performance, increase data availability and improve corporate compliance. Learn more about BakBone’s Universal Data Management vision at www.bakbone.com or e-mail info@bakbone.com.

Safe Harbor

This press release contains express and/or implied forward-looking statements including, without limitation, statements regarding anticipated bookings and market developments that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: risks that the anticipated benefits of the Coldspark acquisition will not be achieved; risks that the ongoing weak economic and market conditions, particularly in North America, could continue to lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Universal Data Management strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; the success of the Company’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the relevant Canadian securities regulators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

BakBone® , BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra®, FASTRecover™, ColdSpark® and SparkEngine™ are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.